Exhibit 99.2

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of
Thomson Reuters and its affiliated companies.

MAY 14, 2015 / 09:00PM GMT, ABCD — Q1 2015 Cambium Learning Group Inc Earnings Call

CORPORATE PARTICIPANTS

Scott McWhorter Cambium Learning Group, Inc. — General Counsel

John Campbell Cambium Learning Group, Inc. — CEO

Barbara Benson Cambium Learning Group, Inc. — CFO

CONFERENCE CALL PARTICIPANTS

Mary Gilbert Imperial Capital — Analyst

Neil Weiner Foxhill Capital Partners — Analyst

AJ Guido Goldentree Asset Management — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Cambium Learning Group Earnings Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time.

If anyone should require operator assistance, please press star, then zero, on your touchtone telephone. As a reminder, this conference is being recorded. I would now like to introduce your host for today’s conference, Mr. Scott McWhorter, General Counsel of Cambium Learning Group. Sir, you may begin.

Scott McWhorter - Cambium Learning Group, Inc. — General Counsel

Thank you, and welcome everyone to Cambium Learning Group’s first quarter 2015 earnings conference call. I’m Scott McWhorter, Cambium’s General Counsel. With me today are John Campbell, Cambium Learning’s Chief Executive Officer; and Barbara Benson, Chief Financial Officer.

Statements made on this call, including those during the question-and-answer session, may contain forward-looking statements that are subject to risks and uncertainties. Please refer to the Safe Harbor statement included in today’s press release, as well as Cambium Learning Group’s periodic filings with the SEC, for complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

We will be discussing certain non-GAAP financial results including bookings, adjusted EBITDA and cash income. The press release in Form 10-Q issued earlier today contains a reconciliation of these non-GAAP financial results to the most comparable GAAP measures.

Because of the high percentage of amortization expense, deferred revenue and other non-cash non-operational items in our reported GAAP income, we report these non-GAAP measures as key performance metrics. Management believes these metrics help portray the underlying trajectory of the business and give you a view of operations from management’s perspective since these are the metrics used internally to assess performance.

Now it is my pleasure to turn the call over to John Campbell.

John Campbell - Cambium Learning Group, Inc. — CEO

Thanks, Scott. Good afternoon everyone, and thank you all for joining us today. I’d like to welcome our bondholders, our stockholders, and those of you who maybe listening to our story for the first time. This is our first quarterly conference call in two years. During this time we have made significant progress in continuing to grow our two subscription based businesses while transitioning Voyager Sopris Learning into a more technology enabled business.

With over 10 years of growing Learning A-Z and ExploreLearning, we’ve learned the lessons necessary to successfully transition Voyager Sopris Learning. It’s clear that our strategy is working in looking at our reported results. It is now time to begin to communicate more proactively and to raise our visibility with the investment community; therefore we are reinstituting the practice of quarterly conference calls and are glad you have joined us.

I was named CEO of Cambium Learning Group in March 2013, and as this is my first call with you, I’d like to take you through our three units positioning towards learners and what is going on each, outline our strategy and objectives, and discuss our first quarter accomplishments and priorities for 2015. Then Barbara Benson, our CFO, will take you through our numbers and then we’ll begin to open the call for your questions.

Let’s begin. At Cambium Learning Group we are transforming our solutions, our business model, our role in the educational marketplace, and most importantly the experience of every learner we reach. By developing and growing successful research based solutions that are personalized, adaptive, scalable, and that are designed to achieve results in the classroom, we are leveraging our historical positioning in print education with technology, advancing the state-of-the-art to each child’s trajectory.

The clear demonstration of our success today is our Learning A-Z unit, which is driving bookings, revenue, adjusted EBITDA, and cash income growth through digital solutions, and serves as a general blueprint for what we are striving to accomplish company wide.

So who are we in the marketplace? Today, the $8 billion pre K to 12 market is in flux, with the common core serving to be a disruptive force and testing standards becoming increasingly rigorous. US students performed poorly against many countries in reading, math and science, testing 20th in the world in reading, 30th in math, 24th in science. Two-thirds of our students are behind grade level in reading.

Among our low income students, 80% are behind grade level. By the time US students graduate high school, 19% cannot read. With our standards getting tougher, more students are falling behind or failing. With test scores increasingly being tied to teacher salaries and schools being evaluated on their ability to have our students perform well on these harder methods, there is a clear and immediate need for superior, flexible, effective technology solutions that can help teachers duplicate themselves to benefit more learners.

Enter Cambium Learning Group. As the sixth largest pre K to 12 education company, we hold a unique opportunity to provide solutions offering digitalization and personalization that solve the problems of today’s teachers and learners.

Our core beliefs, the cornerstones of our value propositions are: first, every learner has untapped potential; second, teachers are the foundation of learning, their importance must be valued; third, data, instruction and practice drive improvement. We express our core beliefs through the development of powerful award winning solutions that equip teachers and students to be successful. Again, our Learning A-Z results illustrate the power of transition to technology enabled products.

Let’s talk more about our strategic transformation which is well underway, and which is creating an impressive business model. In 2013 and 2014, seeing where our customers and our markets were going in relying more on technology to enhance and duplicate the one on one classroom experience, we took on the imperative of enabling all of our segments to better meet these teacher and student needs, and acted on the strategy to increase the number and scope of technology enabled solutions we were delivering. We also right sized our cost base. These efforts paid off in faster order growth, profitability and cash flow.

Our Learning A-Z segment led the way with bookings increasing 30%, adjusted EBITDA increasing 25%, and cash income increasing 23% in 2014. In total, technology enabled products grew to 60% of our bookings in 2014 compared to just 37% in 2012. We are aiming for at least 70% this year. These products carry higher margins and tend to work on a subscription model generating increasing rates of recurring revenue. We call them technology enabled solutions because we expect print to continue to play a role in some of our products. So our percent digitalization should never reach 100%.

Still, we are materially increasing the effectiveness, renewal rate, order flow, profitability and cash generating characteristics of our business model. Because these solutions prepare students to achieve and thrive in increasingly tough testing environment, our unique capabilities are driving market acceptance with plenty of opportunity remaining for additional growth.

Let’s look more closely to our segments. As our business is so seasonal, I will frame them in annual terms. Learning A-Z is the standard bearer of our digital transformation and was 31% of our 2014 net revenues. The segment produces online teaching materials to assist with differentiated instruction in reading, writing, and science for grades K to 6.

Learning A-Z solutions save teachers time and money by offering a one stop library of literacy resources. As I mentioned, Learning A-Z is 100% digital, and its economics demonstrate the power of our emerging business model with a 2014 cash income margin of 46%.

Again, this segment success gives us confidence that the decisions we are making throughout the company are the correct ones.

Our Voyager Sopris Learning segment was 56% of 2014 net revenue, now including Kurzweil Education. Voyager Sopris offers evidence and research based intervention solutions for Reading and Math featuring world acclaimed authors and advisors which makes for powerfully effective solutions.

We are transforming Voyager Sopris by making high return investments in this segment’s technology enabled future. These investments are paying off and our prior year adjustments to the segment’s cost structure are increasing its profitability.

Our technology enabled efforts at Voyager Sopris Learning are led by LANGUAGE! Live, which is designed for students in Grades 5 to 12 who are reading two or more years below grade level. We are happy with the traction this product is achieving, especially since we completed the program by releasing the second level in August 2014. Bookings for LANGUAGE! Live only made up around 1% of our Voyager Sopris bookings in the first quarter of 2014 and has grown over 9X to make up around 11% of our bookings for the first quarter of 2015.

Kurzweil Education, now part of Voyager Sopris Learning, is an award winning developer of literacy support technology for individuals with learning challenges, low vision and blindness. It is the most comprehensive and easy-to-use solution in the market.

Kurzweil’s firefly online subscription solution enjoyed over 50% bookings growth in Q1 2015 versus the same quarter in 2014, and made up around 6% of Voyager Sopris bookings in the first quarter of 2015. Voyager Sopris cash income margin, including Kurzweil, was 10% in 2014 and we believe we can increase this rate significantly overtime as technology enabled solutions rise in this segments mix.

Our third segment is ExploreLearning which was 13% of 2014 net revenue, and is a 100% digital subscription business. This segment offers online solutions for Math and Science centered on interactive exploration featuring: gizmos for Math and Science which is the world’s best collection of over 400 simulations in Math and Science, designed to help students learn challenging concepts, and Reflex the most powerful solution available for math fact fluency development. ExploreLearning solutions are powerful and are ripe for continued growth, both domestically and internationally.

Together, our divisions offer unique solutions that serve learners across teaching styles and learning needs. Our unique organizational structure provides management depth and strength in development, marketing and sales throughout the company while nurturing each brand solution to its own value proposition towards end users.

Let’s discuss our 2015 strategy. This year, we are focused on investing to build a platform for further company-wide growth, leveraging our success in technology enabled solutions, to capture our very large market opportunity. From a solution development perspective, we are continuing to transition to a greater number of technology enabled solutions. In our view to be successful, a solution must be adaptable and be individualized to provide the specific supports or opportunities unique to an individual student’s needs.

We are deploying cash generated from legacy products to invest in high return opportunities to broaden our solution suite, shift to subscription based models and extend our current technology to new platforms and functions. Some of these investments are needed to catch up to current technologies, particularly at Voyager Sopris Learning, where we believe this is the correct strategy to extend the lives, and relevance of those products.

In terms of sales and marketing, we are selectively expanding our capabilities to support and grow our brand recognition to increase our penetration of existing markets and to explore potential new geographies internationally, especially at Learning A-Z where we are evaluating markets such as China, South Korea, and Brazil. Having right sized our cost base, we are maintaining careful oversight of cost to drive margin expansion and cash flow generation to create a higher margin growing business.

2015 has gotten off to a solid start, while our first quarters are always our seasonally lowest volume quarters, and we know that these trends, either good or bad, are not necessarily indicative of full year performance, our results showed progress along our strategic initiatives and the business units in general performed well in the first quarter.

Our cash income loss improved from last year’s first quarter, even including higher planned investments in technology enabled products because of the cost reduction actions we took last year, primarily at Voyager Sopris. Bookings grew 12% led by Learning A-Z with 17% bookings growth driven by Raz-Kids and Headsprout, showing a success of our emphasis on student centric solutions.

Raz-Kids is one of Learning A-Z’s top two performers, together with Reading A-Z, and it grew 22% compared to the first quarter of last year. Headsprout, while still a smaller percentage of Learning A-Z bookings at around 5% is showing great traction and grew over the prior year first quarter by 111%.

Voyager Sopris Learning had a strong quarter with bookings up 11% led by LANGUAGE! Live and Kurzweil firefly mentioned earlier. ExploreLearning is the business where growth can fluctuate from quarter-to-quarter due to large multi-year deals and the timing of their renewals. Bookings decreased 4% with Reflex order growth from last year offset by Gizmos and professional development. In all, we’re off to a good start for this year with each of our segments continuing to improve our ability to meet the needs of teachers and students.

In summary, Cambium Learning Group is in the 7th inning of transforming our solutions, our business model, our financial results and our value propositions towards the learners and the teachers we serve. We are focused on driving bookings and revenue performance on our more efficient cost base to expand the adjusted EBITDA and cash income margin. We have a team in place who has over 10 years of growing two digital subscription businesses. We are leveraging those 10 years of growing two digital subscription businesses to transition our other businesses to the higher margin subscription driven technology enabled model.

We are focused on translating our successes as a provider of solutions that help all students to reach their full potential to driving strong returns for our stakeholders.

Now, I’ll turn the call over to Barbara for review of the financials. Barbara?

Barbara Benson - Cambium Learning Group, Inc. — CFO

Thanks, John. Good afternoon, everyone. Before we review the first quarter numbers, I want to call your attention to a few items.

First, as noted in the press release we issued this afternoon, we have aggregated the Voyager Sopris Learning and Kurzweil Education reporting units for segment presentation. Given the relatively small size of Kurzweil Education and the fact that both units are transitioning to higher concentrations of technology enabled products, we believe this presentation will be simpler and more useful to investors.

Second, our goal is to have the reported results for each of our segments depict what standalone operations would look like, except for functions like legal and accounting, where we maximize expertise and minimize cost with an a shared services organization.

We identified some additional personnel, consulting and facility related cost, as well as general capital expenditures, previously included in shared services that could be attributed more directly to the reportable segments, and we have moved these costs to the segment P&Ls in the first quarter of 2015.

There is a chart in the Form 10-Q showing the impact of allocating these expenditures in to the reportable segment for each 2014 quarter. But overall, for full year 2014, these changes moved around $900,000 of operating expense and $1.8 million of general capital expenditures out of shared services and into the reportable segments.

And last, our business is highly seasonal, and the first quarter is small. Q1 has represented only 13% to 14% of full year bookings for the last two years. Our bookings will ramp up through the year to peak in the third quarter, the period in which we generate the vast majority of our bookings, revenue and income for a given year. Due to the fact that the first quarter is financially our least important quarter, results should not be considered necessarily indicative of full year results or trending.

With that said, let’s start with the income statement. First quarter 2015 bookings were $22.1 million compared to $19.8 million in the first quarter of 2014, for growth of 12%. Technology enabled products made up 60% in the first quarter 2015 bookings compared to 50% in the first quarter of 2014.

As John indicated, the bookings growth was led by the Learning A-Z segment which grew 17% and represented 38% of the quarter’s volume. Bookings for Voyager Sopris Learning grew 11% versus prior year for the first quarter, and represented 55% of the quarter’s volume. Bookings for ExploreLearning decreased 4% and represented 7% of volume in the quarter. And as John mentioned, this segment’s orders tend to not flow in smoothly, and we expect them to strengthen as we move further into the year.

First quarter 2015 GAAP net revenues were $31.5 million compared to $31.1 million in the first quarter of 2014, a slight increase of 1%. By segment, Learning A-Z increased 27% and ExploreLearning increased 7%. The GAAP revenues for both of these segments is recognized pro rata over their subscription periods. So most of the GAAP revenue in the first quarter are from prior quarter bookings. GAAP net revenues for Voyager Sopris Learning decreased 16% which was not unexpected. Revenues related to print products are typically recognized upfront. Revenue for technology is generally recognized pro rata over the subscription period which is usually the school year.

So the transition to more technology enabled products is expected to slow down the recognition of GAAP revenues through the entire year. Also, a large portion of GAAP revenues for the first quarter represents the recognition tail of prior year bookings. So the Voyager Sopris Learning segment 2014 bookings decline of 20% also contributed to the lower first quarter 2015 revenues compared to the first quarter 2014.

First quarter adjusted EBITDA was $6.4 million, a 76% increase from the $3.6 million in the first quarter of 2014. The increase was driven primarily by the improved growth margin which expanded 752 basis points to 65.4% compared to 57.9% in the first quarter of 2014. Gross margins will be favorably impacted as Learning A-Z and ExploreLearning become a higher portion of the revenue mix since these segments have a much lower cost of revenues than Voyager Sopris Learning.

Learning A-Z and ExploreLearning made up 56% of net revenue for Q1 2015 versus only 47% of net revenues in Q1 2014.

Other costs remained roughly flat to last year’s first quarter and roughly flat as a percentage of net revenue as savings from last year’s right pricing actions at Voyager Sopris Learning were offset by planned investments and other units.

First quarter 2015 interest expense of $3.7 million decreased 22% from $4.7 million in the first quarter of 2014 as we paid down $35 million of debt during 2014. First quarter 2015 capital expenditures were $4.8 million, $0.8 million more than first quarter of 2014, reflecting our planned investments in product development in all segments.

First quarter 2015 cash income was a loss of $7.3 million, compared to the loss of $9.7 million in the first quarter 2014 due to the higher bookings. Margin improvement gain from having a higher percentage of technology enabled products in the mix and lower costs at Voyager Sopris Learning offset the higher capital expenditures.

Let’s move to the balance sheet. Cash and cash equivalents at March 31 were $19.8 million, which decreased from the 2014 year-end balance in line with our historical seasonal pattern. During the first quarter we used cash of $14.6 million with the largest component as follows; first, capital expenditures were $4.8 million, $4.2 million of this amount was spent on product development with the remaining smaller portion on general capital expenditures. Second, on February 15th we made the $6.8 million semi-annual interest payment on our 9.75% Notes. Other working capital and operational needs were $2.8 million resulting in a cash use from operations of $9.6 million.

Due to the seasonal nature of our business, we are a user of cash from all of our activities through the early part of the third quarter each year. We have $140 million outstanding of our 9.75% secured notes due 2017.

As mentioned, we make interest payments semi-annually on each February 15th and August 15th. No principal repayments are due until the maturity date of the notes. We are often asked about whether and when we plan to refinance this debt. Given the early 2017 maturity date of our notes, we are likely to refinance within the next 12 months. As our financial metrics and credit worthiness continue to improve, we’ll evaluate our options to lower our cost of capital.

Let’s move on to our 2015 outlook which is unchanged. Companywide bookings are expected to increase, with orders of technology enabled products potentially expanding to 70% or more of the 2015 total.

We look for strong double-digit bookings growth in Learning A-Z. Our definition of strong double-digit growth in this case, would be in the 15% to 25% range. We expect slower bookings decline at Voyager Sopris Learning compared to last year as technology enabled products rise in this segment mix. And we are targeting an acceleration in ExploreLearning from 2014 1% growth to a low double-digit growth.

We are selectively investing in sales and marketing, particularly at Learning A-Z to increase domestic and international penetration, and at ExploreLearning to expand geographic penetration in the United States and Canada. Capital expenditures for product development are planned to be in the range of $16.5 million to $18 million. By segment, $7 million to $7.5 million at Learning A-Z to support continued strong double-digit growth for the segment; $7.4 million to $8.1 million at Voyager Sopris Learning to support the transition to technology enabled solutions; and $2.1 million to $2.4 million at ExploreLearning to further support development of the Gizmos and Reflex product lines.

General capital expenditures are expected to be another $2.4 million to $2.6 million.

For adjusted EBITDA and cash income, Learning A-Z EBITDA and cash income margins are anticipated to decrease slightly, but remain at strong levels as we invest for growth. We expect this segment’s EBITDA and cash income dollars to grow. Voyager Sopris Learning margins are expected to contract due to the expected bookings decline the longer cycle for GAAP revenue recognition and or investment in product development.

Our objectives in this segment are to return to bookings growth in 2016 and drive improved EBITDA and cash income margins overtime. ExploreLearning EBITDA and cash income margins are expected to remain strong as we scale the segment. We are investing in this segment for growth.

With that, I’d like to move on to our Q&A session.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Our first question comes from Mary Gilbert with Imperial Capital. Your line is open.

Mary Gilbert - Imperial Capital — Analyst

Yes, good afternoon. Thank you for holding this call and actually thank you for the granularity in including prepublication cost broken out in your financials, that was helpful.

I had a question on working capital changes and I’m sorry if you hit on, already discussed this during the call, just because it’s been kind of a big earning season. But I wanted to understand, you guys have been generating cash from working capital, I think it’s largely attributed to the declines in the Voyager Sopris business, and the transition to digital, but I wonder if you could give us some idea if we can expect the cash generation from working capital and sort of the magnitude of that?

Barbara Benson - Cambium Learning Group, Inc. — CFO

Hi Mary, I think what you’re primarily seeing from the prior year is related to inventory. And I will say that we’ve done most of the heavy lifting related to inventory balances over the last couple of years, reducing like $5 million and little over $7 million in 2013 and we continued to reduce heavily last year.

That should continue to come down as Voyager Sopris Learning transitions to more technology products, but since print will continue to play a part in the solutions, it’s not going to decline as rapidly as it has over the past couple of years. So I would assume that would decline somewhere in the neighborhood of 5% to 10% just as we draw it down. Other working capital changes that you see in, for example, accounts receivable or accounts payable, are really just due to timing.

Mary Gilbert - Imperial Capital — Analyst

Okay, alright, that’s super helpful on that front. Okay, and it sounds like you are expecting the business on the Voyager side to stabilize this year. Is that right? By the end of the year, we’ll see a stabilization to the business?

Barbara Benson - Cambium Learning Group, Inc. — CFO

So what we were trying to convey there is that we expect bookings to decline for the full year 2015, so they did actually increase in the first quarter but our full year forecast is unchanged, it would decline at something less than the 20% decline from last year.

As it relates to margins, those would come down due to the bookings decline, the revenue recognition tail, and the investments in capital expenditures which impact cash income but there will be some offsets there that will partially or mostly offset some of those headwinds in the form of the cost right sizing actions that we completed last year.

Mary Gilbert - Imperial Capital — Analyst

Okay. And so as a result, by the time we get to the end of the year, should we be at a point of stabilization and then — because you sort of alluded to the fact that we could see or resume potentially that we could see growth. Is that right?

Barbara Benson - Cambium Learning Group, Inc. — CFO

Right, we would expect margins to contract in 2015 but as bookings ramp up in 2016, if we’re able to see growth in that period, then we should see growth starting in 2016 in both bookings and margins.

Mary Gilbert - Imperial Capital — Analyst

Okay, perfect. That’s helpful, thank you.

Operator

Our next question comes from Harrison Kahn with Foxhill Capital Partners. Your line is open.

Neil Weiner - Foxhill Capital Partners — Analyst

Hi Barbara and John, this is Neil. Great quarter. John, I have a couple of questions, strategically, can you just bring us through product development this year, what should we expect, what product is coming out in LAZ, EL and VSL. That’s the first question.

John Campbell - Cambium Learning Group, Inc. — CEO

Sure, I’ll talk a little bit about product development. I have to be a little bit careful on that, I don’t want the Osborne situation of talking too much about products that don’t exist yet but I do want to share with you things that we are working on in each business unit.

If you take a look at Learning A-Z, what the real focus is, is to concentrate on student centric solutions. Neil, you will know that historically Learning A-Z started with a teacher solutions, then we’ve added to it so that it now has seven sites but we really haven’t put all the emphasis that we like to put in student centric solutions.

So this year, you’ve seen us add to the Writing A-Z solutions’ student-centric side, you’ll see continued development for Headsprout, you’ll see continued development in Reading A-Z Kids, and as the time goes on you will continue to see more emphasis at Learning A-Z on the student centric side as opposed to only the teacher centric side.

And we take a look at Voyager Sopris Learning, our whole emphasis there is transitioning the business to more solutions that leverage technology preferably in a subscription format and you’ve seen that with LANGUAGE! Live, and you’ll continue to see more in the LANGUAGE! Live as well as other solutions that we intend to come out with next year.

When you think about Kurzweil, it’s the same story of that transition that we want to have take place moving the perpetual product’s many, many features on to the subscription online product we call firefly. When you take a look at ExploreLearning with the Gizmos and with the Reflex solution, we’re going to be doing a lot in both of those areas, and additionally coming out with additional Reflex product in 2016. So that’s just a very high level — all the business units have really quite a bit of development underway.

Neil Weiner - Foxhill Capital Partners — Analyst

Thank you. And just a specific question on LANGUAGE! Live, obviously that’s now starting to take off as a product line, do you see the pipeline looking forward continuing to be strong as you look forward or do you think it was just a one-off kind of quarter?

John Campbell - Cambium Learning Group, Inc. — CEO

No, no, no, the pipeline is strong. Our entire purpose really at Voyager Sopris Learning, as you know, is to focus on the solutions and we’ve put a lot of the company behind being successful with LANGUAGE! Live, as well as other products we have not yet released.

And LANGUAGE! Live really had to be successful for us to want to continue to invest in Voyager Sopris Learning, and thankfully, it is successful. And not only is this successful this quarter but it’s got a rather large pipeline throughout the year.

So when I look at it, one of the decisions that I was trying to make last year and even before that, was how much do we invest in Voyager Sopris Learning. And to me, it came down to how successful can we make LANGUAGE! Live because that proves whether Voyager Sopris Learning as an entity can be successful in developing, marketing, selling and supporting technology based solutions, and if it is able to do that, then we can make this transition, and that’s what we’ve seen lately and that’s what we’ve seen in the first quarter.

Neil Weiner - Foxhill Capital Partners — Analyst

Thank you. I’ll go back in the queue.

John Campbell - Cambium Learning Group, Inc. — CEO

Thanks.

Operator

(Operator Instructions) Our next question comes from AJ Guido with Goldentree Asset Management. Your line is open.

AJ Guido - Goldentree Asset Management — Analyst

Thank you, thanks John, thanks Barb for having the call. I had a couple of questions on Learning A-Z and ExploreLearning. What type of renewal rate are you seeing from your customers on those product lines?

John Campbell - Cambium Learning Group, Inc. — CEO

Yes, that’s a bit of a complicated question. Because I don’t want to not answer the question I’ll say 75% but that’s an average of averages because it’s going to vary on a lot of different issues and I just want to walk down those so that you’re aware of what I’m talking about.

It’s going to vary by product, it’s going to vary by customer. In other words, Learning A-Z sells to parents, it sells to teachers, it sells to schools, it sells to districts, so each of those sub groups are going to have a different renewal rate. And then you think about across business units, ExploreLearning is not going to be exactly the same as Learning A-Z, and then you talk about things like very big districts, surprisingly to me, one of the things I’ve learned in the last 12 years is the big districts actually renew more often, at a higher rate.

Then the other issue you have to take into account is how you consider what a renewal rate is, in other words when you renew in a district, and they add classrooms and they add maybe even schools, do you consider that part of the renewal or do you consider that part of the new?

So there is so much muddiness in how you exactly define it but what I take a look at it is: we have to, and we do, renew on average 75% or greater. Now a lot of times that’s going to vary in a given quarter because renewals might move from one quarter to another just by moving three days. So you can’t rely too much on quarterly information for renewal rates, what you have to do is take a longer look at it and say for instance over the course of a year what did renewal rates look like.

And we look at that very carefully by product, we look at it by region, we look at it by a whole host of different factors but I would just say to you summarily, in terms of thinking about a business model, I think 75% is a reasonable rate to use and we’re usually above that.

AJ Guido - Goldentree Asset Management — Analyst

Okay, thanks. And when you think about Learning A-Z, how do you think about, right now it’s about $40 million revenue business, maybe a little higher, how do you think about the potential opportunity there, are you looking at it as we’re in this percentage of classrooms and we think our target is this percentage, is most of the growth you’re seeing from selling more Reading A-Z or is it expanding the product set? How are you thinking about the business over the next two or three years in the opportunity set? Is it selling to different districts, more classrooms in the same school as you’re in? That type of thinking?

John Campbell - Cambium Learning Group, Inc. — CEO

I first of all have to thank you for that question because now you’re getting in the area that I love to talk about. So, I greatly appreciate it. Really Learning A-Z, I’ve been with Learning A-Z from when it was a $1 million business. And it has so many opportunities, even now, you mentioned one way to look at it is percentage of classrooms.

Well, our leading product, in other words, our top product in terms of penetration, is Reading A-Z Kids, and that’s only in 16% of the classrooms. So a product that every kid could use and benefit is only in 16% of the classrooms. That to me says there is a huge opportunity just with that one given product.

Then I look at products that we can add, that we aren’t in yet, that we can do better, that we can expand upon. In 2013 we bought Headsprout and added that to what Learning A-Z sells and Headsprout is doing extremely well now. I think there are a number of other areas.

So, you mentioned how can we grow? One is, penetration, because I think we can be in a lot more of the classrooms than 16%, and that’s our best selling product. I think we can do more in terms of product, I have lots of ideas in terms of how we can go in terms of product, particularly making student centric solutions that are adaptive and personalized to make a difference for kids, giving them the support and the opportunities that each individual kid needs.

And then thirdly, I think it’s geography. We have not made a major effort to-date growing Learning A-Z outside of the United States. It has this reasonable penetration in the US that I think we can improve upon, but I think there is a big opportunity internationally. You might know that last week we won the SIA Award at Learning A-Z for best English language learning product anywhere.

So I think we have some of the tools to be successful in the growth areas that we see are possible.

So just to close, penetration, products, geography I think are three areas that Learning A-Z can continue to grow and continue to grow to pretty good clip.

AJ Guido - Goldentree Asset Management — Analyst

Okay. And my last question, and I’ll jump back in the queue. I know ExploreLearning is bit of a different business model, different customer, price point; but it sounds to me like you have a pretty good opportunity there to expand geographically within the United States, but can you talk in and along the same lines about that business as well?

John Campbell - Cambium Learning Group, Inc. — CEO

Yes, ExploreLearning penetration is much lower, so obviously there is a huge opportunity and penetration. It’s around 8% I think for their best selling product which is Gizmos. So there is a huge opportunity.

With Reflex, we’ve only just started getting the penetration with Reflex. Reflex is a math fact fluency product that every child needs in order to be successful. And I say that because just think about Algebra, when algebra, you’re in an algebra class and it’s got 12 different things you have to do and the teacher starts going down each item. And you’re in the third one, and don’t know seven times eight. And now the teacher is on the 5th one and the 7th one, you’re still trying to figure out seven times eight. You just failed algebra.

So math fact fluency, though it sounds very simple and it’s normally taught in the early grades, second and third grade, if you don’t get it, you failed Algebra, you don’t graduate high school.

So we have an enormous opportunity with Reflex, enormous opportunity with Gizmos, and with Reflex, we started to do something different, that was use games in order to help make the learning more fun and more engaging.

And we can think of a number of pain points in Math and Science using games to be an excellent solution to help kids learn and help kids feel like, no matter how they are doing, they can be a mathematician, they can be a scientist. So when you think, or thought about ExploreLearning and where can it grow, yes it has the penetration issue, yes it has product opportunity. But I think there is a huge opportunity in having a Reflex line of products. Right now we have one. And I think there’s opportunity to have a Reflex line of products that hits the pain points using games to make the students successful.

AJ Guido - Goldentree Asset Management — Analyst

Great, thank you. Thanks for having the call.

John Campbell - Cambium Learning Group, Inc. — CEO

Thank you.

Operator

Thank you. I’m showing no further questions. I would now like to turn the call back to John Campbell for closing remarks.

John Campbell - Cambium Learning Group, Inc. — CEO

First of all, I just want to thank everyone for joining us on the call today. I want to thank everyone for their interest. We appreciate the opportunity to tell our story and we appreciate your support and our long term vision for the company.

We look forward to speaking with you on our next call. And everyone have a great evening.

Thank you.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program. You may all disconnect. Everyone have a great day.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2015 Thomson Reuters. All Rights Reserved.